Exhibit 10.1

NEITHER THIS OPTION, NOR THE SHARES OF CAPITAL STOCK FOR WHICH IT IS EXERCISABLE, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS. NO TRANSFER OR ASSIGNMENT OF THIS OPTION, OR THE SHARES ISSUABLE UPON ITS EXERCISE, MAY BE MADE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS, OR THE AVAILABILITY OF EXEMPTIONS FROM THE REGISTRATION PROVISIONS THEREOF IN RESPECT OF SUCH TRANSFER OR ASSIGNMENT.

ALLIN CORPORATION

STOCK OPTION AGREEMENT [NON-ISO]

THIS AGREEMENT is entered into as of                      between ALLIN CORPORATION, a Delaware corporation (the “Company”), and                      (the “Optionee”), a non-employee director of the Company.

Recitals:

WHEREAS, the Board of Directors of the Company adopted the 2000 Stock Plan of Allin Corporation (the “Plan”); and

WHEREAS, the shareholders of the Company approved the Plan on May 11, 2000; and

WHEREAS, under the terms and conditions set forth below and contained in the Plan, the Company desires to offer and does hereby grant to the Optionee certain options under the Plan that are not incentive stock options under section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Provisions:

NOW, THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, the Company and the Optionee hereby agree as follows:

1. Effect of the Plan. The stock options granted under this Agreement are subject to all of the terms and conditions of the Plan, which are incorporated by reference and made a part of this Agreement. If the Plan is amended, or to the extent an inconsistency exists or is created between the terms of the Plan and this Agreement, the provisions contained in the Plan will override inconsistent provisions contained in this Agreement. The Optionee will abide by, and all of the stock options granted hereunder to the Optionee will be subject to, all of the provisions of the Plan and of this Agreement, together with all rules and determinations from time to time issued by the Board of Directors of the Company (the “Board”) who will administer the Plan.

2. Option Grant. The Company hereby grants to the Optionee the right to acquire from the Company, upon the terms and conditions hereinafter set forth,                      (000) shares of the Company’s Common Stock, par value $.01 per share (the “Stock”) for $             per share.

3. Periods of Exercise of Options. Subject to Paragraph 6, the stock option rights of the Optionee granted hereunder may be exercised from time to time, on or before                     , (the “Expiration Date”).

4. Who May Exercise. The stock option granted under this Agreement is not transferable by the Optionee, otherwise than by will or the laws of descent and distribution, and may be exercised during the Optionee’s lifetime only by the Optionee or, in the event that the Optionee shall die or suffer a “total disability” (as that term is defined in Section 13 of the Plan) while employed by the Company, by the Optionee’s guardian or legal representative.

5. Manner of Exercise. The option rights may be exercised with respect to all or any lesser number of whole shares then subject to such exercise (but only in accordance with the provisions of this Agreement and such rules as the Board may adopt) by the delivery of an executed copy of this Agreement to the Company, accompanied by the full payment of the option price per share specified in Paragraph 2 above, in any one or more of the following ways:

(a) in cash, including check, bank draft or money order; and/or

(b) with the consent of the Board, by assignment and delivery to the Company of shares of the Stock owned by the Optionee free and clear of all liens and encumbrances and having a Fair Market Value, as defined in Section 5 of the Plan and determined on the date of exercise, equal to the applicable exercise price less any portion thereof paid in cash; provided, however, that the Board will have the right in its absolute discretion to terminate, suspend, condition, or otherwise modify the right of any Optionee to pay all or any portion of the exercise price by the delivery of such Stock, at any time and from time to time.

In addition, the Optionee shall promptly pay any amount necessary to satisfy applicable federal, state or local tax requirements upon notification of the amount due. With the consent of the Board, the Optionee may pay such amounts in shares of Stock previously owned by the Optionee, or a portion of the shares of Stock that otherwise would be distributed to the Optionee upon exercise of the stock option, or a combination of cash and shares of such Stock.

Upon compliance with all provisions of this Agreement, the Company will deliver to the Optionee a certificate for such shares with all requisite transfer stamps (if any) attached and containing such legend as the Board may direct.

6. Restrictions on Exercise. This stock option:

(a) may be exercised only with respect to whole shares;

(b) may not be exercised in whole or in part if such exercise or the delivery of certificates representing shares purchased pursuant to this option would constitute a violation of any applicable federal or state statute or regulation;

(c) may not be exercised in whole or in part, and no certificates representing shares purchased pursuant to this option will be delivered, if any requisite approval of any governmental authority having jurisdiction over the exercise of such options or over the issuance of shares pursuant to such options shall not have been secured. The Company covenants to use reasonable diligence to obtain all such requisite approvals or consents;

(d) may not be exercised after the Expiration Date or, if sooner, after such options terminate, as provided herein;

(e) may not be exercised at any time when the Fair Market Value of the Stock, as defined in Section 5 of the Plan, is less than the purchase price of the shares pursuant to the option;

(f) may be exercised by the Optionee or the legal guardian (unless such exercise would disqualify the option as an stock option), personal representative or legatee of the Optionee, as appropriate, if the Optionee shall die or suffer a “total disability” (as that term is defined in Section 13 of the Plan), but in no case later than the date on which the option terminates.

(g) may be exercised only as to that portion of this option which has become vested in accordance with Section 4 of the Plan;

7. Adjustments Upon Changes in Stock.

(a) In the event that the number of outstanding shares of Stock is changed by any stock dividend, stock split or combination of shares, the number of shares subject to this Plan and to stock options granted hereunder shall be proportionately adjusted;

(b) In the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted, on an equitable basis, for each share of Stock then subject to this Plan, whether or not at the time subject to outstanding Stock Options, the number and kind of shares of stock or other securities to which the holders of shares of the Stock will be entitled pursuant to the transaction; and

(c) In the event of any other relevant change in the capitalization of the Company, an equitable adjustment shall be made in the number of shares of Stock then subject to this Plan, whether or not then subject to outstanding Stock Options. In the event of any such adjustment, the exercise price per share shall be proportionately adjusted.

8. Notices. All notices to the Company must be in writing, addressed and delivered or mailed to Chief Financial Officer, Allin Corporation, 381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania 15220-2751, and all notices to the Optionee must be in writing, addressed and delivered or mailed to him or her at the address shown on the records of the Company.

9. Withholding. Upon notification by the Company of the amount of any withholding liability arising as a result of the exercise of options granted hereunder, the Optionee hereby agrees (i) to remit to the Company within the time period specified by the Company an amount equal to any taxes required to be withheld by the Company under federal, state or local law with regard to the Optionee, or (ii) that the Company is authorized to withhold from any wages, salary, bonus or other compensation payable to the Optionee any taxes required to be withheld by the Company under federal, state or local law with regard to the Optionee, as the Company, in its sole discretion, shall choose.

10. Governing Law. This Agreement shall be governed under and construed in accordance with the laws of the Commonwealth of Pennsylvania.

11. Binding Effect. This Agreement shall be binding upon the parties hereto, their successors, permitted assigns and legal representatives.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WITNESS:	ALLIN CORPORATION

By:
Dean C. Praskach, Chief Financial Officer

Optionee